Exhibit 99.1

Contact: Jeffrey M. O’Connell	PR Newswire Released 8:30 a.m. EDT
Phone: (770) 645-4800

BWAY HOLDING COMPANY TO BE ACQUIRED BY

MADISON DEARBORN PARTNERS

Atlanta, GA, March 29, 2010 – BWAY Holding Company (NYSE: BWY), a leading North American supplier of general line rigid containers, today announced it has entered into an agreement to be acquired by a company organized by Madison Dearborn Partners, LLC (“MDP”) in a transaction with a total value of approximately $915 million, including the assumption of debt.

The agreement was unanimously approved by BWAY’s Board of Directors. The transaction was recommended to the Board by a Transaction Committee established to evaluate, together with independent financial and legal advisors, interest in BWAY expressed by third parties. Under the agreement, BWAY shareholders will receive $20.00 cash for each share of BWAY common stock they own, representing a premium, based on the closing price on March 26, 2010, of approximately 25% percent over the 30 day average closing trading price and 16% over the 90 day average closing trading price. Bank of America Merrill Lynch and affiliates of Deutsche Bank Securities Inc. have committed to providing the debt financing in support of the transaction.

Thomas S. Souleles, Managing Director of MDP, said, “Madison Dearborn Partners is thrilled to be investing in BWAY, a world class packaging business with leading market positions, outstanding customer relationships, and a proven and exceptional management team.”

Kenneth Roessler, BWAY’s President and Chief Executive Officer, also commented on the transaction stating, “We are very excited about this transaction with Madison Dearborn Partners and what it means to the Company going forward. MDP has a solid reputation for working with their portfolio companies, and I believe that they will be instrumental in helping BWAY meet our growth objectives.”

Transaction Details

Completion of the transaction is subject to approval by holders of a majority of BWAY’s shares, and by holders of a majority of BWAY’s shares, excluding for this purpose shares owned by affiliates of Kelso & Company. Completion of the transaction is also subject to regulatory approvals and other customary closing conditions. Assuming the satisfaction of conditions, the transaction is expected to close in the second or third calendar quarter of 2010. Upon completion of the merger, BWAY will become a private company, wholly-owned by affiliates of MDP.

Under the terms of the agreement, BWAY may solicit alternative proposals from third parties for 30 days and intends to consider any such proposals. There can be no assurance that the solicitation of such proposals will result in an alternative transaction. In addition, BWAY may, at any time, subject to the terms of the merger agreement, respond to unsolicited proposals.

Affiliates of Kelso & Company, BWAY’s largest shareholder, have executed a Voting Agreement agreeing to vote all of their shares in favor of the transaction.

Goldman, Sachs & Co. acted as financial advisor to the Transaction Committee of the Board. Debevoise & Plimpton LLP acted as legal advisor to the Company and Sullivan & Cromwell LLP acted as legal advisor to the Transaction Committee.

Bank of America Merrill Lynch and Deutsche Bank Securities Inc.? acted as financial advisors to MDP. Kirkland & Ellis LLP acted as legal advisor to MDP.

About BWAY Holding Company

BWAY Holding Company is a leading North American supplier of general line rigid containers. The Company operates 20 plants (excluding announced plant closures) throughout the United States and Canada serving industry leading customers on a national basis.

About Madison Dearborn Partners LLC

Madison Dearborn Partners, LLC, based in Chicago, is one of the most experienced and successful private equity investment firms in the United States. MDP has raised over $18 billion of capital since its formation in 1992 and has invested in more than 100 companies. MDP invests in businesses across a broad spectrum of industries, including basic industries, communications, consumer, energy and power, financial services, and health care. For more information, please visit the MDP website at www.mdcp.com.

Forward-Looking Statements

Some of the statements contained in this news release (including information included or incorporated by reference herein) may constitute “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995, including statements as to the Company’s expectations, beliefs and strategies regarding the future. These forward-looking statements may involve risks and uncertainties that are difficult to predict, may be beyond the Company’s control and could cause actual results to differ materially from those described in such statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Important factors could adversely affect the Company’s future financial performance and cause actual results to differ materially from the Company’s expectations, including uncertainties associated with the proposed sale of the Company to affiliates of Madison Dearborn Partners, the anticipated timing of filings and approvals relating to the transaction, the expected timing of completion of the transaction, the ability of third parties to fulfill their obligations relating to the proposed transaction, the ability of the parties to satisfy the conditions to closing of the merger agreement to complete the transaction and the risk factors discussed from time to time by the Company in reports filed with the Securities and Exchange Commission (the “SEC”). Additional information on risk factors that may affect the business and financial results of the Company can be found in the Company’s Annual Report on Form 10-K and in the filings of the Company made from time to time with the SEC. The Company undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise.

Additional Information About This Transaction

This news release may be deemed to be solicitation material in respect of the proposed transaction. In connection with the proposed transaction, BWAY will file with, or furnish to, the SEC all relevant materials, including a proxy statement on Schedule 14A. INVESTORS AND SECURITY HOLDERS OF BWAY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH, OR FURNISHED TO, THE SEC, INCLUDING BWAY’S PROXY STATEMENT WHEN IT BECOMES AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The final proxy statement will be mailed to shareholders of BWAY. Investors and security holders will be able to obtain the proxy statement (when available) and other documents filed by BWAY free of charge from the SEC’s website, www.sec.gov. BWAY’s shareholders will also be able to obtain, without charge, a copy of the proxy statement and other relevant documents (when available) by directing a request by mail or telephone to Jeff O’Connell, BWAY Holding Company, 8607 Roberts Drive, Suite 250, Atlanta, GA 30350, telephone: 770-645-4800, or from BWAY’s website, www.bwaycorp.com. BWAY and its directors and executive officers and certain other members of its management and employees may be deemed to participate in the solicitation of proxies in respect of the proposed transaction. Additional information regarding the interests of such potential participants will be included in the proxy statement and the other relevant documents filed with, or furnished to, the SEC when they become available.

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